Exhibit (a)(5)(G)

David E. Bower (SBN 119546)

MONTEVERDE & ASSOCIATES PC

600 Corporate Pointe, Suite 1170

Culver City, CA 90230

Tel: (213) 446-6652

Fax: (212) 202-7880

Counsel for Plaintiff

UNITED STATES DISTRICT COURT

FOR THE SOUTHERN DISTRICT OF CALIFORNIA

FRANCK PRISSERT,	Civil Action No. ‘19CV0429 L BGS

Plaintiff,	COMPLAINT

v.
	DEMAND FOR JURY TRIAL
MAXWELL TECHNOLOGIES, INC.,
STEVE BILODEAU, FRANZ J FINK,
RICHARD BERGMAN, JÖRG	1.	VIOLATIONS OF SECTION
BUCHHEIM, BURKHARD		14(e) OF THE SECURITIES
GOESCHEL, ILYA GOLUBOVICH,		EXCHANGE ACT OF 1934
and JOHN MUTCH,

Defendants.	2.	VIOLATIONS OF SECTION
		20(a) OF THE SECURITIES
		EXCHANGE ACT OF 1934

Plaintiff Franck Prissert (“Plaintiff”), by his undersigned attorneys, alleges upon personal knowledge with respect to himself, and upon information and belief based upon, inter alia, the investigation of counsel as to all other allegations herein, as follows:

NATURE OF THE ACTION

1. This action is brought by Plaintiff against Maxwell Technologies, Inc. (“Maxwell” or the “Company”) and the members of the Company’s board of directors (collectively, the “Board” or “Individual Defendants,” and, together with Maxwell, the “Defendants”) for their violations of Sections 14(e) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(e) and 78t(a) in connection with the tender offer (“Tender Offer”) by Tesla, Inc., through its subsidiary Cambria Acquisition Corp. (collectively “Tesla”), to acquire all of the issued and outstanding shares of Maxwell (the “Proposed Merger”).

2. On February 3, 2019, Maxwell entered into an agreement and plan of merger (the “Merger Agreement”), whereby shareholders of Maxwell common stock will receive shares of Tesla common stock equal to the quotient obtained by dividing $4.75 by the volume weighted average of the daily volume weighted average of the trading price of one (1) share of Tesla common stock as reported on the Nasdaq Global Select Market for the five (5) consecutive trading days ending on and including the second trading day immediately preceding the expiration of the Tender Offer in exchange for each share of Maxwell stock they own (the “Merger Consideration”).

3. On February 20, 2019, in order to convince Maxwell shareholders to tender their shares, the Board authorized the filing of a materially incomplete and misleading Schedule 14D-9 Solicitation/Recommendation Statement (the “Recommendation Statement”) with the Securities and Exchange Commission (“SEC”). In particular, the Recommendation Statement contains materially incomplete and misleading information concerning: (i) the valuation of Tesla and the Merger Consideration; (ii) the valuation analyses performed by the Company’s financial advisor, Barclays Capital Inc. (“Barclays”); (iii) the Maxwell financial projections; and (iv) the conflicts of interest faced by Barclays.

4. The Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on March 19, 2019 (the “Expiration Date”). It is imperative that the material information that has been omitted from the Recommendation Statement is disclosed to the Company’s shareholders prior to the forthcoming Expiration Date so they may make an informed determination on whether to tender their shares.

COMPLAINT

5. For these reasons, and as set forth in detail herein, Plaintiff seeks to enjoin Defendants from closing the Tender Offer or taking any steps to consummate the Proposed Merger, unless and until the material information discussed below is disclosed to Maxwell shareholders or, in the event the Proposed Merger is consummated, to recover damages resulting from the Defendants’ violations of the Exchange Act.

JURISDICTION AND VENUE

6. This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 (federal question jurisdiction) as Plaintiff alleges violations of Section 14(e) and 20(a) of the Exchange Act.

7. The Court has personal jurisdiction over each of the Defendants because each conducts business in and maintains operations in this District or is an individual who either is present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

8. Venue is proper in this District under Section 27 of the Exchange Act, 15 U.S.C. § 78aa, as well as pursuant to 28 U.S.C. § 1391, because: (i) the conduct at issue took place and had an effect in this District; (ii) Maxwell maintains its principal place of business in this District and each of the Individual Defendants, and Company officers or directors, either resides in this District or has extensive contacts within this District; (iii) a substantial portion of the transactions and wrongs complained of herein occurred in this District; (iv) most of the relevant documents pertaining to Plaintiff’s claims are stored (electronically and otherwise), and evidence exists, in this District; and (v) Defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District.

COMPLAINT

PARTIES

9. Plaintiff is, and at all relevant times has been, a shareholder of Maxwell.

10. Defendant Maxwell is a Delaware corporation and maintains its principal executive office at 3888 Calle Fortunada, San Diego, California 92123. Maxwell develops, manufactures, and markets energy storage and power delivery products for transportation, industrial, and other applications. The Company’s common stock trades on the Nasdaq under the ticker symbol “MXWL”.

11. Individual Defendant Steve Bilodeau is a director of Maxwell and is the Chairman of the Board.

12. Individual Defendant Dr. Franz J Fink is a director of Maxwell and is the President and Chief Executive Officer of the Company.

13. Individual Defendant Richard Bergman is, and has been at all relevant times, a director of the Company.

14. Individual Defendant Jörg Buchheim is, and has been at all relevant times, a director of the Company.

15. Individual Defendant Burkhard Goeschel is, and has been at all relevant times, a director of the Company.

16. Individual Defendant Ilya Golubovich is, and has been at all relevant times, a director of the Company.

17. Individual Defendant John Mutch is, and has been at all relevant times, a director of the Company.

18. The defendants identified in paragraphs 10-17 are collectively referred to as the “Defendants”.

COMPLAINT

SUBSTANTIVE ALLEGATIONS

I.	Background and the Proposed Merger

19. Maxwell, incorporated on August 28, 1996, develops, manufactures and markets energy storage and power delivery products for transportation, industrial, information technology and other applications, and microelectronic products for space and satellite applications. The Company offers three product lines: Ultracapacitors, High-Voltage Capacitors, and Radiation-Hardened Microelectronic Products.

20. Tesla, formerly Tesla Motors, Inc., incorporated on July 1, 2003, designs, develops, manufactures and sells fully electric vehicles, and energy storage systems, as well as installs, operates, and maintains solar and energy storage products. The Company operates through two segments: automotive, and energy generation and storage. The automotive segment includes the design, development, manufacturing, and sales of electric vehicles. The energy generation and storage segment includes the design, manufacture, installation, and sale or lease of stationary energy storage products and solar energy systems to residential and commercial customers, or sale of electricity generated by its solar energy systems to customers.

21. On February 4, 2019, Maxwell and Tesla issued a joint press release announcing the Proposed Merger. The press release stated in relevant part:

Maxwell Technologies Announces Definitive Merger Agreement

with Tesla, Inc.

Maxwell shares valued at $4.75 in upcoming exchange offer

San Diego (February 4, 2019)—Maxwell Technologies, Inc. (Nasdaq: MXWL or the “Company” or “Maxwell”), a leading developer and manufacturer of energy solutions, today announced it has entered into a definitive agreement (the “Merger Agreement”) to be acquired by Tesla, Inc. (Nasdaq: TSLA or “Tesla”). Tesla will commence an all stock exchange offer for all the issued and outstanding shares of the Company (the “Offer”), after which the Company will be merged with a Tesla subsidiary and become a wholly owned subsidiary of Tesla.

The Offer will value each share of Maxwell common stock at $4.75 per share. Pursuant to the Offer, each share of Maxwell common stock will be exchanged for a fraction of a share of Tesla’s common stock, equal to the quotient obtained by dividing $4.75 by a volume weighted average price of one share of Tesla’s common stock as reported on the NASDAQ Global Select Market for the five consecutive trading days preceding the expiration of the Offer, and which is subject to a floor that has been set at 80% of a volume weighted average price of Tesla common stock calculated prior to signing.

COMPLAINT

The closing of the transaction is subject to the successful tender and exchange of shares, certain regulatory approvals and customary closing conditions. These terms, along with additional terms and conditions of the transaction, can be found in the Company’s Form 8-K filed on February 4, 2019 with the Securities and Exchange Commission and in the Merger Agreement, which is filed as an exhibit to the Company’s Form 8-K.

While there can be no assurances on the closing date, the Company anticipates that the merger will be consummated in the second quarter of 2019, or shortly thereafter, should all conditions be met and subject to the timing of the aforementioned approvals.

The Merger Agreement and the consummation of the Offer, merger and other transactions contemplated in the Merger Agreement have been unanimously approved by Maxwell’s board of directors, all of whom recommend to the Company’s stockholders that they accept the Offer and tender their Maxwell shares pursuant to the Offer. The directors and certain officers of Maxwell and I2BF Energy Limited have agreed to tender all of their Maxwell shares in the Offer, which in the aggregate represent approximately 7.56% of the outstanding shares of Maxwell common stock.

“We are very excited with today’s announcement that Tesla has agreed to acquire Maxwell. Tesla is a well-respected and world-class innovator that shares a common goal of building a more sustainable future,” said Dr. Franz Fink, President and Chief Executive Officer of Maxwell. “We believe this transaction is in the best interests of Maxwell stockholders and offers investors the opportunity to participate in Tesla’s mission of accelerating the advent of sustainable transport and energy.”

DLA Piper, LLP (US) represented Maxwell as outside legal counsel, and Barclays Capital Inc. served as independent advisor to Maxwell in connection with the transaction. Wilson Sonsini Goodrich & Rosati represented Tesla as outside legal counsel.

22. The Merger Consideration is inadequate consideration for Maxwell shareholders and does not reflect fair value for the Company. In fact, the purported $4.75 valuation represents a 32% discount to the Company’s 52-week high trading price of $6.27. Moreover, in the month since the announcement of the Merger Agreement, the price of Tesla common stock (ticker symbol TSLA) has dropped over $17, nearly 6%. Accordingly, value of the Merger Consideration could be less than previously stated. It is therefore imperative that Maxwell shareholders receive the material information (discussed in detail below) that Defendants have omitted from the Recommendation Statement, which is necessary for shareholders to properly exercise their corporate suffrage rights and make an informed decision concerning whether to tender their shares in the Proposed Merger.

COMPLAINT

II.	The Materially Incomplete and Misleading Recommendation Statement

23. On February 20, 2019, Defendants filed the Recommendation Statement with the SEC. The Recommendation Statement has been disseminated to the Company’s shareholders and solicits the Company’s shareholders to tender their shares in the Tender Offer. The Individual Defendants were obligated to carefully review the Recommendation Statement before it was filed with the SEC and disseminated to the Company’s shareholders to ensure that it did not contain any material misrepresentations or omissions. However, the Recommendation Statement misrepresents and/or omits material information that is necessary for the Company’s shareholders to make an informed decision concerning whether to tender their shares, in violation of Sections 14(e) and 20(a) of the Exchange Act.

24. First, the Recommendation Statement fails to disclose any financial information for Tesla or any of the synergies projected for the combined company. This financial information is plainly material to Maxwell shareholders who are being asked to surrender their shares in the Company in exchange for a partial stake in the post-merger combined company. In order to make an informed decision on whether to tender their shares, Maxwell shareholders require two critical pieces of information: (i) the value of the Company they are receiving shares of, Tesla; and (ii) the value of the combined company, including synergies.

COMPLAINT

25. In explaining their reasons for the Board’s recommendation of the Proposed Merger, the Recommendation Statement lists the “Future Success” and the ability of Maxwell shareholders to “meaningfully participate in the future growth of Tesla and, indirectly, Maxwell” among the factors they considered. Recommendation Statement at 27. In fact, Defendants concede the materiality of this information: “In the course of reaching its determination that the Offer and the Merger are fair to, and in the best interests of Maxwell stockholders, and its recommendation that Maxwell stockholders accept the Offer and tender their shares of Maxwell Common Stock in the offer, the Maxwell Board considered numerous factors, including the following material factors and benefits of the Offer and Merger, each of which the Maxwell Board believed supported its unanimous determination and recommendation.” Recommendation Statement at 26 (emphasis added). Furthermore, the Recommendation Statement indicates that Maxwell engaged in multiple rounds of due diligence into the business and financial prospects of Tesla and Tesla common stock. Maxwell management even presented to the Board a net present value analysis surrounding the potential long-term value that could be realized by Tesla through an acquisition of Maxwell. Clearly Tesla’s financial information was important for the Board to decide on the fairness of the Merger Consideration, but this information was withheld from Maxwell shareholders.

26. Moreover, in the Form S-4 Registration Statement Tesla filed in order to consummate the Proposed Merger (the “S-4”)—which was incorporated by reference to the Recommendation Statement—Tesla repeatedly refers to the accretive synergies as reasons to support the Proposed Merger: “Tesla plans to complete the merger because it believes that the acquisition of Maxwell by Tesla will provide significant long-term growth prospects and increased stockholder value for the combined company, including as a result of the substantial anticipated synergies resulting from the acquisition.” (S-4 at 14); “the view that the merger will generate cost savings and improvements” S-4 at 36. Tesla similarly concedes the materiality of this information, “The foregoing discussion of the information and

COMPLAINT

factors considered by the Tesla board of directors is not intended to be exhaustive, but includes the material positive and negative factors considered.” S-4 at 37 (emphasis added). The Recommendation Statement meanwhile references the synergies of the deal in the cautionary forward-looking statements section, but is otherwise silent on the issue: “Tesla’s ability to implement Tesla’s plans, forecasts and other expectations with respect to Maxwell’s business after the completion of the transaction and realize expected synergies;” Recommendation Statement at 43.

27. Recommending that Maxwell shareholders tender their shares on the basis of the value of the combined company without providing the financial information of the acquiring company or synergy values used to make that determination renders such statements misleading. Perhaps nothing is more relevant for making a merger decision than the earnings picture of the acquiring company, at least to a shareholder of the company being acquired. Accordingly, Defendants must disclose the financial information for Tesla and the information related to the synergies of the Proposed Merger, so that Maxwell shareholders may understand the decision they are being asked to make.

28. Second, with respect to Barclays’ Selected Comparable Company Analysis and Selected Precedent Transaction Analysis, the Recommendation Statement fails to disclose the individual multiples for each company and transaction utilized in the analyses. A fair summary of a companies or transactions analysis requires the disclosure of the individual multiples for each company and transaction; merely providing the range of values, or the means or medians, that a banker applied is insufficient, as shareholders are unable to assess whether the banker applied appropriate multiples, or, instead, applied unreasonably low multiples in order to present the Merger Consideration in the most favorable light—i.e. as low as possible. Once again, Defendants concede the materiality of this information in stating their reasons for supporting the Proposed Merger: “The Maxwell Board considered the

COMPLAINT

fact that the valuation of Maxwell implied by the offer price was at a premium to the comparable company and precedent transaction multiples identified by Maxwell and its advisors.” Recommendation Statement at 27. Moreover, the analysis does not indicate which set of Maxwell projections were used to make the comparisons. Accordingly, the omission of this material information renders the summaries of these analyses and the Board’s statement provided in the Recommendation Statement misleading.

29. Additionally, in summarizing Barclays’ Discounted Cash Flow Analysis the Recommendation Statement fails to disclose the following key components used in its analysis that must be disclosed for shareholders to comprehend the analyses: (i) the inputs and assumptions underlying the calculation of the discount rate range of 14.0% to 18.0%, (including WACC and CAPM components); (ii) the inputs and assumptions underlying the selection of the 3% to 5% perpetuity growth rates used to derive the terminal values; (iii) the actual terminal values Barclays calculated; and (iv) the estimated net debt Barclays used to adjust the Company’s enterprise value.

30. These key inputs are material to Maxwell shareholders, and their omission renders the summary of Barclays’ Discounted Cash Flow Analysis incomplete and misleading. As a highly-respected professor explained in one of the most thorough law review articles explaining the fundamental flaws with the valuation analyses bankers perform in support of fairness opinions: in a discounted cash flow analysis a banker takes management’s forecasts, and then makes several key choices “each of which can significantly affect the final valuation.” Steven M. Davidoff, Fairness Opinions, 55 Am. U.L. Rev. 1557, 1576 (2006). Such choices include “the appropriate discount rate, and the terminal value…” Id. As Professor Davidoff explains:

COMPLAINT

There is substantial leeway to determine each of these, and any change can markedly affect the discounted cash flow value. For example, a change in the discount rate by one percent on a stream of cash flows in the billions of dollars can change the discounted cash flow value by tens if not hundreds of millions of dollars….This issue arises not only with a discounted cash flow analysis, but with each of the other valuation techniques. This dazzling variability makes it difficult to rely, compare, or analyze the valuations underlying a fairness opinion unless full disclosure is made of the various inputs in the valuation process, the weight assigned for each, and the rationale underlying these choices. The substantial discretion and lack of guidelines and standards also makes the process vulnerable to manipulation to arrive at the “right” answer for fairness. This raises a further dilemma in light of the conflicted nature of the investment banks who often provide these opinions.

Id. at 1577-78.

31. Given the circumstances surrounding Barclays’ selection of the discount rate range, the disclosure of the above-information is particularly important here. On page 38, the Recommendation Statement states that the discount rate range was selected “based on an analysis of the weighted average cost of capital of Maxwell and the selected comparable companies used in the ‘Selected Comparable Companies Analysis’ described above.” However, in the Selected Comparable Companies Analysis, Barclays found the companies selected inapposite for comparison. Accordingly, it would seem inappropriate to use them to select the discount rate range. Thus, without the above-omitted information Maxwell shareholders are misled as to the reasonableness or reliability of Barclays’ analyses and are unable to properly assess the fairness of the Proposed Merger. As such, these material omissions render the summary of the Discounted Cash Flow Analysis included in the Recommendation Statement misleading.

32. Third, Barclays’ use of the downwardly revised projections created on January 23, 2019 to perform their valuation analyses misleads shareholders as to the fairness of the Merger Consideration. At the eleventh hour, after failing to achieve the $5.75-$6.00 price range the Board found to be fair—and on the same day Maxwell and Tesla entered into the non-binding letter of intent and an exclusivity and non-solicitation agreement—the Board approved the downward revision of Maxwell’s financial projections. The Recommendation Statement purports that this

COMPLAINT

was done to take into account recent developments, including the removal of any potential revenue based on a potential commercial arrangement with Tesla; however, no revenue loss had occurred. And the use of the substantially higher original projections would have almost certainly cast the value of the Merger Consideration outside of the range of fairness. For these same reasons, the assertion on page 34 of the Recommendation Statement that “that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Maxwell as to Maxwell’s future financial performance and that Maxwell will perform substantially in accordance with such projections” is also misleading.

33. Fourth and finally, the Recommendation Statement fails to disclose the amount of compensation Barclays received for its prior investment banking and financial services provided to both Maxwell and Tesla. Such information is plainly material to Maxwell shareholders.1 It is imperative for shareholders to be able to understand what factors might influence the financial advisor’s analytical efforts. A financial advisor’s own proprietary financial interest in a Proposed Transaction must be carefully considered when assessing how much credence to give its analysis. A reasonable shareholder would want to know what important economic motivations that the advisor, employed by a board to assess the fairness of the transaction to the shareholders, might have. This is especially true when that motivation could rationally lead the advisor to favor a deal at a less than optimal price, because the procession of a deal was more important to them—given their overall economic interest—than only approving a deal at truly fair price to shareholders.

34. On page 39 the Recommendation Statement states:

[1]

Additionally, the failure to disclose banker compensation is a violation of Item 1015 of Regulation M-A, which requires the disclosure of “any compensation received or to be received as a result of the relationship between” a financial advisor and the subject company or its affiliates. 17 C.F.R. § 229.1015(b)(4).

COMPLAINT

Specifically, in the past two years, Barclays has performed the following investment banking and financial services: (i) acted as bookrunner in connection with Tesla’s offering of $1.0 billion convertible notes in March 2017; (ii) acted as an underwriter in connection with Tesla’s $402.5 million follow-on offering in March 2017; (iii) acted as financial advisor in connection with the Maxwell’s Defense Advisory Settlement entered into in April 2017; (iv) acted as joint bookrunner in connection with Tesla’s inaugural high yield offering of $1.80 billion senior notes due 2025 in August 2017; (v) acted as an underwriter in connection with the Maxwell’s $46.0 million senior unsecured convertible notes offering in October 2017; (vi) acted as an underwriter in connection with the Maxwell’s $23.0 million follow-on offering in August 2018; and (vii) acted as financial advisor in connection with the Maxwell’s divestiture of its high voltage capacitors business in December 2018. In addition, (i) Barclays is currently engaged by the Maxwell to advise on certain corporate defensive advisory matters should they arise and we would receive customary fees in connection therewith; (ii) an affiliate of Barclays acts as a lender under Tesla’s $1.2 billion revolving credit facility which expires in June 2020; (iii) in addition to the lending relationship with Tesla specified in the preceding clause, an affiliate of Barclays also acts as a lender in connection with two other facilities with different entities affiliated with Tesla, both of which expire in August 2019; and (iv) Barclays remains in contact with Tesla concerning the possible future provision of investment banking and financial services.

Yet, inexplicably, the Recommendation Statement fails to disclose the amount of compensation Barclays received. The omission of quantified compensation details from Barclays’ previous work for both companies renders the statement provided on page 39 of the Recommendation Statement, and potentially Barclays’ fairness opinion, materially incomplete and misleading

35. In sum, the omission and/or misstatement of the above-referenced information renders statements in the Recommendation Statement materially incomplete and misleading in contravention of the Exchange Act. Absent disclosure of the foregoing material information prior to the expiration of the Tender Offer, Plaintiff and other Maxwell shareholders will be unable to make a fully-informed decision regarding whether to tender their shares, and they are thus threatened with irreparable harm, warranting the injunctive relief sought herein.

COMPLAINT

COUNT I

Claims Against All Defendants for Violations of Section 14(e) of the Exchange Act

36. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

37. Defendants caused the Recommendation Statement to be issued with the intention of soliciting shareholder support of the Proposed Merger.

38. Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading . . . in connection with any tender offer or request or invitation for tenders, or any solicitation of security holders in opposition to or in favor of any such offer, request, or invitation.” 15 U.S.C. § 78n(e).

39. Defendants violated this clause of Section 14(e) because they negligently caused or allowed the Recommendation Statement to be disseminated to Maxwell shareholders in order to solicit them to tender their shares in the Tender Offer, and the Recommendation Statement contained untrue statements of material fact and/or omitted to state material facts necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading.

40. Defendants negligently omitted the material information identified above from the Recommendation Statement or negligently failed to notice that such material information had been omitted from the Recommendation Statement, which caused certain statements therein to be materially incomplete and therefore misleading. Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Merger, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading. As directors and officers of Maxwell, the Individual Defendants had a duty to carefully review the Recommendation Statement before it was disseminated to the Company’s shareholders to ensure that it did not contain untrue statements of material fact and did not omit material facts. The Individual Defendants were negligent in carrying out their duty.

COMPLAINT

41. Maxwell is imputed with the negligence of the Individual Defendants, who are each directors and/or senior officers of Maxwell.

42. As a direct result of Defendants’ negligent preparation, review, and dissemination of the false and/or misleading Recommendation Statement, Plaintiff and other Maxwell shareholders are impeded from making a decision on a fully informed basis and are induced to tender their shares and accept the inadequate Merger Consideration in connection with the Proposed Merger. The false and/or misleading Recommendation Statement used to solicit the tendering of shares impedes Plaintiff and other Maxwell shareholders from making a fully informed decision regarding the Tender Offer and is an essential link in consummating the Proposed Merger, which will deprive them of full and fair value for their Maxwell shares. At all times relevant to the dissemination of the materially false and/or misleading Recommendation Statement, Defendants were aware of and/or had access to the true facts concerning the process involved in selling Maxwell, the projections for Maxwell, and Maxwell’s true value, which is greater than the Merger Consideration Maxwell’s shareholders will receive.

43. The misrepresentations and omissions in the Recommendation Statement are material in that a reasonable shareholder would consider them important in deciding whether to tender their shares in the Tender Offer. In addition, a reasonable investor would view a full and accurate disclosure as having significantly altered the “total mix” of information made available in the Recommendation Statement and in other information reasonably available to shareholders. Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

COMPLAINT

COUNT II

Against the Individual Defendants for Violations of Section 20(a) of the

Exchange Act

44. Plaintiff repeats and realleges the preceding allegations as if fully set forth herein.

45. The Individual Defendants acted as controlling persons of Maxwell within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of Maxwell and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false and misleading statements contained in the Recommendation Statement, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements that Plaintiff contend are false and/or misleading.

46. Each of the Individual Defendants was provided with or had unlimited access to copies of the Recommendation Statement alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause them to be corrected.

47. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control and influence the particular transactions giving rise to the violations as alleged herein, and exercised the same. The Recommendation Statement contains the unanimous recommendation of the Individual Defendants to approve the Proposed Merger. They were thus directly involved in the making of the Recommendation Statement.

COMPLAINT

48. By virtue of the foregoing, the Individual Defendants violated Section 20(a) of the Exchange Act.

49. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the Exchange Act, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the Exchange Act. Plaintiff has no adequate remedy at law. Only through the exercise of this Court’s equitable powers can Plaintiff be fully protected from the immediate and irreparable injury that Defendants’ actions threaten to inflict.

RELIEF REQUESTED

WHEREFORE, Plaintiff demands relief in his favor and against the Defendants jointly and severally, as follows:

A. Preliminarily enjoining Defendants and their counsel, agents, employees, and all persons acting under, in concert with, or for them, from proceeding with, consummating, or closing the Proposed Merger, unless and until Defendants disclose the material information identified above that has been omitted from the Recommendation Statement;

B. Rescinding, to the extent already implemented, the Merger Agreement or any of the terms thereof, or granting Plaintiff rescissory damages;

C. Directing the Defendants to account to Plaintiff for all damages suffered as a result of their wrongdoing;

D. Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and expert fees and expenses; and

E. Granting such other and further equitable relief as this Court may deem just and proper.

COMPLAINT

JURY DEMAND

Plaintiff demands a trial by jury.

DATED: March 4, 2019	Respectfully submitted,

OF COUNSEL	/s/ David E. Bower
David E. Bower
MONTEVERDE
& ASSOCIATES PC	David E. Bower SBN 119546
Juan E. Monteverde	MONTEVERDE
The Empire State Building	& ASSOCIATES PC
350 Fifth Avenue, Suite 4405	600 Corporate Pointe, Suite 1170
New York, New York 10118	Culver City, CA 90230
Tel: 212-971-1341	Tel: (213) 446-6652
Fax: 212-202-7880	Fax: (212) 202-7880
jmonteverde@monteverdelaw.com	dbower@monteverdelaw.com

Counsel for Plaintiff	Counsel for Plaintiff

COMPLAINT

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